UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

ENVESTNET, INC.
(Name of Registrant as Specified In Its Charter)

IMPACTIVE CAPITAL MASTER FUND LP IMPACTIVE CAPITAL LP IMPACTIVE CAPITAL LLC LAUREN TAYLOR WOLFE CHRISTIAN ASMAR WENDY E. LANE THOMAS C. NARATIL MICHAEL J. STANTON
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Impactive Capital LP (“Impactive Capital”), together with the other participants named herein (collectively, “Impactive”), intends to file a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) of Envestnet, Inc., a Delaware corporation (the “Company”).

Item 1: On January 4, 2023, Impactive Capital filed with the SEC its Amendment No. 3 to the Schedule 13D (“Amendment No. 3”) with respect to the Company, announcing its nomination of a slate of highly qualified director nominees for election at the 2023 Annual Meeting. A copy of Amendment No. 3 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2: Also on January 4, 2023, Impactive Capital issued the following press release.

Impactive Capital Nominates Four Highly Qualified Directors for Election to Envestnet Board

Contends Envestnet’s Persistent Underperformance, Poor Governance,

and Lack of Shareholder Alignment Necessitate Board Change

Nominees Bring Independence and Oversight as well as Financial and Management Experience Required to Protect and Create Long-Term Shareholder Value

NEW YORK, NY – January 4, 2023 – Impactive Capital, LP (“Impactive”), an active, impact-driven investment firm, which together with its affiliates owns approximately 7.5% of the outstanding common shares of Envestnet, Inc. (NYSE: ENV) (“Envestnet” or the “Company”) making it one of the Company’s largest shareholders, today announced that it has nominated four highly qualified director candidates for election to the Envestnet Board of Directors (the “Board”) in connection with the 2023 Annual Meeting of Shareholders.

Impactive firmly believes in Envestnet’s business and the Company’s considerable future potential. However, over the past 5 years—during which time 5 of 7 of the Company’s current directors have served on the Board, and a sixth was serving as President—Envestnet has underperformed the S&P 500 by 61%,1 and delivered a total return of a mere 6% as compared to its proxy peer group, which averaged a total return of more than 113%.2 In the 32 trading days since Impactive’s letter to the Board was made public, Envestnet’s stock has returned 11%, almost double the Company’s cumulative return during the trailing 5-year period, which Impactive contends underscores shareholders’ profound dissatisfaction with the Company’s current direction and their desire for change.

Moreover, during this period, the Board oversaw a number of disappointing decisions that Impactive believes have resulted in shareholder value destruction, including:

•	Dilutive capital allocation and a lack of focus on return on investment;
•	Poor operating performance, underpinned by management’s apparent lack of expense discipline, as highlighted by the lowest economic EBITDA margins amongst similarly regulated peers;[3]

1 Compares S&P 500 and Envestnet returns with dividends reinvested from 11/14/2017 through 11/14/2022, the date prior to Impactive’s letter being made public. Source: Bloomberg.

2 “Proxy Peer Group” represents the average total return of peers included in the 2021 Compensation Peer Group, including ACIW, AX, BCOR, FDS, FICO, GWRE, LPLA, MKTX, MORN, MSCI, NEWR, SEIC, SSNC, & ZEN, but excludes EPAY and CSOD which have been taken private and AMK which was not publicly traded for the full time period. 5-year period 11/14/2017-11/14/2022. Source: Bloomberg.

3 Closest peers include SEIC, SSNC, & AMK.

•	Lack of shareholder alignment, as evidenced by the Board’s collectively owning less than 1% of Envestnet while allowing management and Board renumeration to expand despite significantly sub-par returns over the past 5 years; and
•	Lack of commitment to good governance as shown by maintaining a classified board, and most recently demonstrated by the Board’s refusal to constructively engage with Impactive in response to its request for a single Board seat.

Lauren Taylor Wolfe, Co-Founder and Managing Partner of Impactive, said, “Over the past 18 months, during which Impactive has sought to productively engage with the Board, we steadfastly expressed our view that Envestnet is a high-quality business with substantial opportunity for value creation, particularly given its dominant market position. Unfortunately, our efforts to collaborate privately were rebuffed, leaving us with no choice but to publicly express why change is required at Envestnet.

“Change must begin at the Board level. In our view, the current Board has displayed a lack of management oversight as well as financial and capital allocation expertise, and its willingness to continue to increase compensation for both management and its own members irrespective of performance represents to us an abandonment of fiduciary responsibility.”

Impactive’s nominees collectively bring public company board experience, financial and capital allocation expertise, and track records of driving long-term shareholder value creation that Envestnet needs to improve its performance, governance, and shareholder alignment. They are:

•	Wendy E. Lane – Chair of Lane Holdings, Inc. Ms. Lane has over 30 years of board experience, having led compensation committees and overseen strategic, operational, and financial changes at public companies in regulated industries that handle sensitive data.
•	Thomas C. Naratil – Former Member of the Group Executive Board, President Americas, and Co-President of Global Wealth Management at UBS Group AG. Mr. Naratil has over 30 years of executive leadership in wealth management and investment banking, as well as a strong understanding of the financial services industry and Envestnet’s role in it, having been a partner and client of Envestnet for nearly a decade.
•	Michael J. Stanton – Former Executive Vice President and Chief Financial Officer of Diligent Corporation. Mr. Stanton has significant software, financial, and communications experience directly relevant to Envestnet, and a proven track record of generating returns-driven growth, cost rationalization, and acquisition integration at software companies.
•	Lauren Taylor Wolfe – Co-Founder and Managing Partner of Impactive Capital. As one of the largest shareholders of Envestnet, Ms. Taylor Wolfe would bring an ownership mentality, substantial financial, capital allocation, and investment management expertise, and public company director experience to the boardroom.

Ms. Taylor Wolfe concluded, “Given the disappointing returns, margin underperformance, and questionable governance over which the current Board has presided, we have concluded that change is required for all directors up for election at this year’s annual meeting. As such, we are nominating director candidates who we believe will bring the right mix of relevant industry, management, finance, and corporate governance skills, as well as a much-needed ownership mentality, to help create long-term value for all Envestnet shareholders.”

Biographies of Impactive’s Nominees

Wendy E. Lane has extensive experience serving on public company boards in regulated and data and analytics industries, leading compensation, audit, and nomination and governance committees, and unlocking value for shareholders. She has served as Chair of Lane Holdings, Inc., a private equity investment company, since 1992. Previously, Ms. Lane was a Principal and Managing Director of the Investment Banking Group at Donaldson, Lufkin & Jenrette Securities Corporation, serving in these and other positions from 1981 to 1992. Prior to that, she was an investment banker at The Goldman Sachs Group, Inc. from 1977 to 1980. Ms. Lane has over 30 years of board experience and has overseen strategic, operational, and financial changes at public companies across a range of industries, including some in regulated businesses that handle sensitive data. She has served on the board of directors of Verisk Analytics, Inc., a data analytics and risk assessment firm, since May 2022, and previously served on the boards of directors of NextPoint Financial, Inc., CoreLogic, Inc., Willis Towers Watson PLC, MSCI Inc., UPM-Kymmene Oyj, and Laboratory Corporation of America Holdings. Ms. Lane received a B.A. in Mathematics and French from Wellesley College and an M.B.A. from Harvard Business School.

Thomas C. Naratil has a strong understanding of the financial services industry and considerable executive leadership experience, having served as a member of the Group Executive Board of UBS Group AG (“UBS”) from June 2011 to October 2022, President Americas at UBS, from January 2016 to October 2022, and Co-President of Global Wealth Management at UBS, from January 2018 to October 2022. Prior to that, he served in various other executive level roles, including as President of Wealth Management Americas, Group Chief Operating Officer of UBS AG, and Group Chief Financial Officer of UBS AG. Mr. Naratil began his tenure at UBS in 2000 as Director of the Investment Products Group, which was followed by global roles of increasing responsibility in market strategy, marketing, and client development. While at UBS, he worked with Envestnet as both a customer and partner, ultimately approving the iCapital, Envestnet, and UBS Alternatives Exchange announced in 2022.  Mr. Naratil previously held positions in wealth management at PaineWebber Inc. from 1983 until it was acquired by UBS in 2000. He served in the United States Army Reserve from 1981 to 1987. Mr. Naratil received a B.A. from Yale University and an M.B.A. from the Stern Graduate School of Business at New York University.

Michael J. Stanton has significant experience generating returns-driven growth at software companies, as well as experience in cost rationalization, acquisition integration, finance, and communications. He most recently served as Executive Vice President and Chief Financial Officer of Diligent Corporation (currently owned by Insight Partners, Clearlake Capital, and Blackstone) for governance, risk, and compliance solutions, from September 2015 to November 2022. During his tenure, Diligent Corporation’s valuation increased from ~$300mm to ~$7bn through profitable revenue growth and EBITDA margin expansion. Previously, Mr. Stanton spent 15 years as Senior Vice President of Corporate Finance and Treasurer at Blackboard Inc. (merged with Anthology Inc. in October 2021, n/k/a Anthology Inc.), an educational software as a service provider. During his tenure at Diligent Corporation and Blackboard Inc., Mr. Stanton executed and integrated over 50 acquisitions. From 1998 to 2000, he worked as a Director at Citigate Dewe Rogerson Ltd., serving companies in the technology, media, and telecommunications sector. Mr. Stanton has served as Chairman of the Supervisory Board of Brainloop AG, a software provider for secure collaboration on confidential information and documents, since August 2018. He received a B.A. in History from the College of the Holy Cross.

Lauren Taylor Wolfe has deep financial, capital allocation, and investment management expertise, and experience driving long-term shareholder value. As co-founder of Impactive Capital since the firm’s establishment in 2018, she is one of the largest shareholders of Envestnet. Prior to founding Impactive Capital, Ms. Taylor Wolfe served as Managing Director and Investing Partner at Blue Harbour Group, L.P., from 2007 to January 2018. Earlier in her career, she served as a Portfolio Manager at SIAR Capital LLC and as an Associate at Diamond Technology Partners. Ms. Taylor Wolfe previously was a director on the board of HD Supply Holdings, Inc., from March 2017 until it was acquired by The Home Depot, Inc. in December 2020. She also served on the 30% Club Steering Committee, an organization dedicated to increasing gender balance on boards and in executive leadership positions, from December 2016 to January 2019, and was an Angel member of 100 Women in Finance from 2016 to 2020. Ms. Taylor Wolfe earned a B.S. in Applied Economics and Communications, magna cum laude, from Cornell University and an M.B.A. from The Wharton School at the University of Pennsylvania.

About Impactive

Impactive Capital, LP is a $2.8 Billion active investment management firm based in New York. Impactive invests in high quality, attractively valued businesses and engages collaboratively with management teams and Boards to unlock shareholder value using capital allocation, operational and returns-linked ESG tools. Investing over a longer term, multi-year time horizon allows Impactive to think and invest like owners to drive long term sustainable returns for all shareholders. For more information please visit: https://www.impactivecapital.com/

Certain Information Concerning the Participants

Impactive Capital LP (“Impactive Capital”), together with the other participants named herein (collectively, “Impactive”), intends to file a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Envestnet, Inc., a Delaware corporation (the “Company”).

IMPACTIVE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Impactive Capital Master Fund LP (“Impactive Capital Master Fund”), Impactive Capital, Impactive Capital LLC (“Impactive Capital GP”), Christian Asmar, Lauren Taylor Wolfe, Wendy E. Lane, Thomas C. Naratil and Michael J. Stanton.

As of the date hereof, as the investment manager of certain funds and/or accounts, including Impactive Capital Master Fund (collectively, the “Impactive Funds”), Impactive Capital may be deemed to beneficially own the 4,151,033 shares of common stock, par value $0.005 per share, of the Company (the “Common Stock”) held by the Impactive Funds, including the 1,000 shares of Common Stock held in record name by Impactive Capital Master Fund. As the general partner of Impactive Capital, Impactive Capital GP, may be deemed to beneficially own the 4,151,033 shares of Common Stock held by the Impactive Funds. Each of Ms. Taylor Wolfe and Christian Asmar, as managing members of Impactive Capital GP, may be deemed to beneficially own the 4,151,033 shares of Common Stock held by the Impactive Funds. As of the date hereof, none of Ms. Lane nor Messrs. Naratil and Stanton own any shares of Common Stock.

Contacts

Media

Gasthalter & Co.

Jonathan Gasthalter/Amanda Shpiner

212-257-4170

Impactive@gasthalter.com

Investors

Okapi Partners LLC

Bruce H. Goldfarb/Alex Higgins/Lisa Patel

212-297-0720